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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE - APRIL 21, 2003


                   NS GROUP REPORTS FIRST QUARTER 2003 RESULTS

(NEWPORT, KENTUCKY - APRIL 21, 2003) NS Group, Inc. announced today its results for the quarter ended March 31, 2003.

Net sales for the quarter were $50.5 million, a 22 percent increase from the fourth quarter of 2002. The operating loss for the quarter was $9.8 million compared to an operating loss of $14.5 million in the fourth quarter of 2002. The net loss for the quarter was $11.2 million, or a $0.54 loss per diluted share, compared to a net loss of $14.2 million, or a $0.69 loss per diluted share, in the fourth quarter of 2002.

President and CEO, Rene J. Robichaud stated, "The energy marketplace has been steadily improving. Relatively high oil and natural gas prices are supporting increased drilling activity. The first quarter average U.S. drill rig count increased 6 percent over the fourth quarter of 2002. As of April 17, 2003, the number of U.S. rigs drilling for oil and natural gas totaled 994, a level we have not seen in 16 months. As a result, demand for OCTG products is improving. Shipments of our energy products increased 34% in the first quarter compared to the fourth quarter of 2002."

Robichaud went on to say, "Although shipments increased, our revenue per ton declined from the fourth quarter primarily due to a greater proportion of lower priced carbon products in our overall product mix. The weak market environment late last year caused prices to fall approximately 4% in the first quarter of 2003 as compared to the fourth quarter of 2002. Our steel coil and scrap raw material costs increased from the fourth quarter of 2002; however, an increase in production levels resulted in better absorption of fixed costs and an overall reduction in unit manufacturing costs."

At March 31, 2003, the Company had $23.9 million of cash and investments and debt of $34.0 million. The Company's credit facility was undrawn at March 31.

"We believe the demand for our OCTG products will significantly improve in 2003. The fundamental factors that drive the energy market are very good. High oil and natural gas prices are expected to continue which should encourage more drilling in the U.S. Inventories of OCTG products in the marketplace are relatively low and the level of imports is stable. In addition, our steel raw material costs are expected to decline in the second quarter and beyond. Our backlog of orders has more than doubled since the beginning of the year and pricing is now beginning to increase nicely. We have maintained our flexibility to rapidly respond to further increases in orders for our energy tubular products." Robichaud concluded.
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The company will host a conference call and simultaneous web cast to discuss first quarter results at 10:00 A.M. ET on Tuesday, April 22, 2003. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

THIS REPORT CONTAINS FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY'S OPERATIONS AND BELIEFS. ACTUAL RESULTS MAY DIFFER FROM THESE FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. NS GROUP DOES NOT UNDERTAKE ANY OBLIGATIONS TO UPDATE OR REVISE ITS FORWARD-LOOKING STATEMENTS.

                               ##################

CONTACT:          LINDA A. PLEIMAN
                  DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
                  (859) 292-6814
                  WWW.NSGROUPONLINE.COM
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                         NS GROUP, INC.
                   Summarized Financial Data
(Dollars in thousands, except per share and revenue per ton amounts)
                          (Unaudited)

                                                         Three Months Ended
                                                  ----------------------------------
                                                  March 31,  December 31,  March 31,
                                                    2003         2002        2002
                                                  ---------  ------------  ---------
Net sales                                         $ 50,475    $ 41,412    $ 38,848
Cost of products sold                               55,773      49,699      47,081
                                                  --------    --------    --------
     Gross loss                                     (5,298)     (8,287)     (8,233)

Selling, general and administrative expenses         4,478       4,126       4,322
Restructuring charges                                 --         2,046        --
                                                  --------    --------    --------
     Operating loss (a)                             (9,776)    (14,459)    (12,555)

Investment income (loss)                              (116)       (453)        751
Interest expense                                    (1,361)     (1,361)     (2,596)
Other income, net                                       38       1,169          93
                                                  --------    --------    --------
     Loss before income taxes                      (11,215)    (15,104)    (14,307)
Provision (benefit) for income taxes                  --          (858)       --
                                                  --------    --------    --------
     Net loss (a)                                 $(11,215)   $(14,246)   $(14,307)
                                                  ========    ========    ========

Net loss per common share - basic & diluted (a)   $  (0.54)   $  (0.69)   $  (0.69)

Weighted average shares outstanding
     Basic & diluted                                20,657      20,647      20,646

Product shipments - tons
     Energy products - welded                       53,600      37,800      40,700
     Energy products - seamless                     35,400      28,500      25,300
                                                  --------    --------    --------
                                                    89,000      66,300      66,000
Revenue per ton
     Energy products - welded                     $    431    $    488    $    427
     Energy products - seamless                        773         807         848

Average rig count                                      897         846         814

NOTES:
---------------------------------------------
(a) Restructuring charges in the fourth quarter 2002 increased the operating loss and net loss by $2.0 million, respectively, or $0.10 per diluted share.